Exhibit 10.1

FEDERAL DEPOSIT INSURANCE CORPORATION

WASHINGTON, D.C.

In the Matter of	)	STIPULATION TO THE
	)	ISSUANCE OF A
MOUNTAIN 1ST BANK & TRUST COMPANY	)	CONSENT ORDER
HENDERSONVILLE, NORTH CAROLINA	)
	)	FDIC-09-679b
(Insured State Nonmember Bank))
)

Subject to the acceptance of this STIPULATION TO THE ISSUANCE OF A CONSENT ORDER (“STIPULATION”) by the Federal Deposit Insurance Corporation (“FDIC”), it is hereby stipulated and agreed by and between a representative of the Legal Division of the FDIC, the North Carolina Commissioner of Banks (“Commissioner”) and Mountain 1st Bank & Trust Company, Hendersonville, North Carolina (“Bank”), through its board of directors, as follows.

1. The Bank has been advised of its right to receive a written Notice of Charges and of Hearing (“Notice”) detailing the unsafe or unsound banking practices and violations of law and/or regulations alleged to have been committed by the Bank and of its right to a hearing on the alleged charges under section 8(b)(1) of the Federal Deposit Insurance Act (“Act”), 12 U.S.C. § 1818(b)(1), and the FDIC’s Rules of Practice and Procedure (“Rules”), 12 C.F.R. Part 308, and has waived those rights.

2. The Bank, solely for the purpose of this proceeding and without admitting or denying any of the alleged charges of unsafe or unsound banking practices and any violations of law and/or regulations, hereby consents and agrees to the issuance of a CONSENT ORDER (“ORDER”) by the FDIC and the Commissioner in the form attached hereto. The Bank further stipulates and agrees that such ORDER shall become effective immediately after its issuance by the FDIC and the Commissioner and be fully enforceable by the FDIC pursuant to the provisions of section 8(i)(1) of the Act, 12 U.S.C. § 1818(i)(1), and the Rules, and by the Commissioner subject only to the conditions set forth in paragraph 3 of this STIPULATION.

3. In the event the FDIC accepts this STIPULATION and issues the ORDER, it is agreed that no action to enforce said ORDER in the United States District Court will be taken by the FDIC unless the Bank or any “institution affiliated party”, as such term is defined in section 3(u) of the Act, 12 U.S.C. § 1813(u), has violated or is about to violate any provision of the ORDER.

4. The Bank hereby waives:

(a)	the receipt of a written Notice;

(b)	all defenses to the charges to be set forth in the Notice;

(c)	a hearing for the purpose of taking evidence regarding the allegations to be set forth in the Notice;

(d)	the filing of Proposed Findings of Fact and Conclusions of Law;

(e)	a Recommended Decision of an Administrative Law Judge; and

(f)	exceptions and briefs with respect to such Recommended Decision.

2

Dated: February 22, 2010

FEDERAL DEPOSIT INSURANCE CORPORATION LEGAL DIVISION

BY:

Barbara J. Lukes
Counsel

NORTH CAROLINA COMMISSIONER OF BANKS

BY:

Joseph A. Smith, Jr.
Commissioner of Banks
State of North Carolina

MOUNTAIN 1ST BANK & TRUST COMPANY HENDERSONVILLE, NORTH CAROLINA

BY:

B. Lee Beason

William H. Burton

Michael D. Foster

James C. Kirkpatrick

3

H. Steve McManus

Van F. Phillips

Vincent K. Rees

Bradley B. Schnyder

Catherine H. Schroader

John S. Sheiry

THE BOARD OF DIRECTORS

4

FEDERAL DEPOSIT INSURANCE CORPORATION

WASHINGTON, D.C.

)
In the Matter of	)
)
MOUNTAIN 1ST BANK & TRUST COMPANY	)	CONSENT ORDER
HENDERSONVILLE, NORTH CAROLINA	)
	)	FDIC-09-679b
(INSURED STATE NONMEMBER BANK))
)

The Federal Deposit Insurance Corporation (“FDIC”) is the appropriate Federal banking agency for Mountain 1st Bank & Trust Company, Hendersonville, North Carolina (“Bank”), under 12 U.S.C. § 1813(q).

The Bank, by and through its duly elected and acting Board of Directors (“Board”), has executed a “Stipulation to the Issuance of a Consent Order” (“STIPULATION”), dated February 22, 2010, that is accepted by the FDIC and the North Carolina Commissioner of Banks (the “Commissioner”). The Commissioner may issue an order pursuant to the provisions of N.C. Gen. Stat. § 53-107.1 (2005).

With the STIPULATION, the Bank has consented, without admitting or denying any charges of unsafe or unsound banking practices or violations of law or regulation relating to weaknesses in capital, asset quality, management, earnings, and liquidity, to the issuance of this Consent Order (“ORDER”) by the FDIC and the Commissioner.

Having determined that the requirements for issuance of an order under 12 U.S.C. § 1818(b) have been satisfied, the FDIC and the Commissioner hereby order that:

BOARD OF DIRECTORS

1.(a) Beginning with the effective date of this ORDER, the Board shall increase its participation in the affairs of the Bank, assuming full responsibility for the approval of sound policies and objectives and for the supervision of all of the Bank’s activities, consistent with the role and expertise commonly expected for directors of banks of comparable size. The Board shall prepare in advance and follow a detailed written agenda for each meeting, including consideration of the actions of any committees. Nothing in the foregoing sentences shall preclude the Board from considering matters other than those contained in the agenda. This participation shall include meetings to be held no less frequently than monthly at which, at a minimum, the following areas shall be reviewed and approved: reports of income and expenses; new, overdue, renewal, insider, charged-off, and recovered loans, including loan-to-value exceptions; investment activity; operating policies; and individual committee actions. Board minutes shall document these reviews and approvals, including the names of any dissenting directors.

(b) Within 30 days from the effective date of this ORDER, the Board shall establish a Board committee (“Directors’ Committee”), consisting of at least four members, to oversee the Bank’s compliance with the ORDER. Three of the members of the Directors’ Committee shall not be officers of the Bank. The Directors’ Committee shall receive from Bank management monthly reports detailing the Bank’s actions with respect to compliance with the ORDER. The Directors’ Committee shall present a report detailing the Bank’s adherence to the ORDER to the Board at each regularly scheduled Board meeting. Such report shall be recorded in the appropriate minutes of the Board’s meeting and shall be retained in the Bank’s records. Establishment of this committee does not in any way diminish the responsibility of the entire Board to ensure compliance with the provisions of this ORDER.

MANAGEMENT

2. The Bank shall have and retain qualified management.

(a) Within 90 days from the effective date of this Order, each member of management shall have the qualifications and experience commensurate with assigned duties and responsibilities at the Bank. Each member of management shall be provided appropriate written authority from the Bank’s Board to implement the provisions of this ORDER. Management shall include the chief executive officer, senior lending officer, and chief financial officer. All management officials shall have an appropriate level of experience and expertise that is needed to perform his or her duties.

(b) The qualifications of management shall be assessed on its ability to:

(i)	Comply with the requirements of this ORDER;

(ii)	Operate the Bank in a safe and sound manner;

(iii)	Comply with applicable laws and regulations; and

(iv)	Restore all aspects of the Bank to a safe and sound condition, including, but not limited to, asset quality, capital adequacy, earnings, management effectiveness, risk management, liquidity, and sensitivity to market risk.

(c) During the life of this ORDER, the Bank shall notify the Regional Director of the FDIC’s Atlanta Regional Office (“Regional Director”) and the Commissioner (collectively, “Supervisory Authorities”) in writing of the resignation or termination of any of the Bank’s directors or senior executive officers. Prior to the addition of any individual to the Board or the employment of any individual as a senior executive officer, the Bank shall comply with the requirements of Section 32 of the Act, 12 U.S.C. § 1831i, and Subpart F of Part 303 of the FDIC Rules and Regulations, 12 C.F.R. §§ 303.100-303.104 and any requirement of the State of North Carolina for prior notification and approval.

(d) While this ORDER is in effect, the Bank shall comply with the requirements of 12 U.S.C. § 1823(k)(5) and Part 359 of the FDIC Rules and Regulations, 12 C.F.R. Part 359.

CAPITAL

3.(a) While this ORDER is in effect, the Bank shall have and maintain Tier 1 capital in such an amount as to equal or exceed eight (8%) percent of the Bank’s total assets and total risk-based capital in such an amount as to equal or exceed twelve (12%) percent of the Bank’s total risk-weighted assets. In the event this ratio falls below the established minimum, the Bank shall notify the Supervisory Authorities and shall increase capital in an amount sufficient to comply with this paragraph within 90 days.

(b) Within 60 days from the effective date of this ORDER, the Bank shall develop and adopt a plan for achieving and maintaining the capital levels required by paragraph 3(a) during the life of this ORDER. The plan shall be submitted to the Supervisory Authorities for review and approval.

(c) The level of Tier 1 capital and total risk based capital to be maintained during the life of this ORDER pursuant to paragraph 3(a) shall be in addition to a fully funded allowance for loan and lease losses (“ALLL”), the adequacy of which shall be satisfactory to the Supervisory Authorities as determined at subsequent examinations and/or visitations.

(e) Any increase in Tier 1 capital necessary to meet the requirements of paragraph 3 of this ORDER may be accomplished by the following:

(i)	The sale of common stock;

(ii)	The sale of non-cumulative perpetual preferred stock;

(iii)	The direct contribution of cash by the Board, shareholders;

(iv)	Any other means acceptable to the Supervisory Authorities; or

(v)	Any combination of the above means.

Any increase in Tier 1 capital necessary to meet the requirements of paragraph 3 of this ORDER may not be accomplished through a deduction from the Bank’s ALLL.

(f) If all or part of the increase in Tier 1 capital required by paragraph 3 of this ORDER is accomplished by the sale of new securities, the Board shall adopt and implement a plan for the sale of such additional securities, including the voting of any shares owned or proxies held or controlled by them in favor of the plan. Should the implementation of the plan involve a public distribution of the Bank’s securities (including a distribution limited only to the Bank’s existing shareholders), the Bank shall prepare offering materials fully describing the securities being offered, including an accurate description of the financial condition of the Bank and the circumstances giving rise to the offering, and any other material disclosures necessary to comply with the Federal securities laws. Prior to the implementation of the plan and, in any event, not less than 20 days prior to the dissemination of such materials, the plan and any materials used in the sale of the securities shall be submitted to the FDIC, Division of Supervision and Consumer Protection, Accounting and Securities Disclosure Section, 550 17th Street, N.W., Room F-6066, Washington, D.C. 20429 and to the North Carolina Office of the Commissioner of Banks, 4309 Mail Service Center, Raleigh, North Carolina 27699. Any

changes requested to be made in the plan or materials shall be made prior to their dissemination. If the increase in Tier 1 capital is provided by the sale of non-cumulative perpetual preferred stock, then all terms and conditions of the issue, including but not limited to those terms and conditions relative to interest rate and convertibility factor, shall be presented to the Supervisory Authorities for prior approval.

(g) In complying with the provisions of paragraph 3 of this ORDER, the Bank shall provide to any subscriber and/or purchaser of the Bank’s securities, a written notice of any planned or existing development or other changes, which are materially different from the information reflected in any offering materials used in connection with the sale of Bank securities. The written notice required by this paragraph shall be furnished within 10 days from the date such material development or change was planned or occurred, whichever is earlier, and shall be furnished to every subscriber and/or purchaser of the Bank’s securities who received or was tendered the information contained in the Bank’s original offering materials.

(h) For the purposes of this ORDER, the terms “Tier 1 capital,” “total risk-based capital,” and “total assets” shall have, the meanings ascribed to them in Part 325 of the FDIC Rules and Regulations, 12 C.F.R. §§ 325.2(v) and 325.2(x), respectively.

LIQUIDITY AND FUNDS MANAGEMENT POLICY

4.(a) Within 60 days from the effective date of this ORDER, the Bank shall adopt and implement a written plan addressing liquidity, contingency funding, and asset liability management. A copy of the plan shall be submitted to the Supervisory Authorities upon its completion for review and comment. Within 30 days from the receipt of any comments from the Supervisory Authorities, the Bank shall incorporate those recommended changes. Thereafter, the Bank shall implement and follow the plan.

Quarterly during the life of this ORDER, the Bank shall review this plan for adequacy and, based upon such review, shall make appropriate revisions to the plan that are necessary to strengthen funds management procedures and maintain adequate provisions to meet the Bank’s liquidity needs.

REDUCTION OF CLASSIFIED ASSETS

5.(a) Within 60 days from the effective date of this ORDER, the Bank shall formulate a written plan to reduce the Bank’s risk exposure in each asset in excess of $250,000 classified Substandard or Doubtful in the Report of Examination dated as of August 31, 2009 (“Report”). For purposes of this paragraph, “reduce” means to collect, charge off, or improve the quality of an asset so as to warrant its removal from adverse classification by Supervisory Authorities. In developing the plan mandated by this paragraph, the Bank shall, at a minimum, and with respect to each adversely classified loan or lease, review, analyze, and document the financial position of the borrower, including source of repayment, repayment ability, and alternative repayment sources, as well as the value and accessibility of any pledged or assigned collateral, and any possible actions to improve the Bank’s collateral position.

(b) In addition, the written plan mandated by this paragraph shall also include, but not be limited to, the following:

(i)	A schedule for reducing the outstanding dollar amount of each adversely classified asset, including timeframes for achieving the reduced dollar amounts (at a minimum, the schedule for each adversely classified asset must show its expected dollar balance on a quarterly basis);

(ii)	Specific actions plans intended to reduce the Bank’s risk exposure in each classified asset;

(iii)	A schedule showing, on a quarterly basis, the expected consolidated balance of all adversely classified assets, and the ratio of the consolidated balance to the Bank’s projected Tier 1 capital plus the ALLL;

(iv)	A provision for the Bank’s submission of monthly written progress reports to its Board; and

(v)	A provision mandating Board review of the progress reports, with a notation of the review recorded in the Board minutes.

(c) The plan mandated by this paragraph shall further require a reduction in the aggregate balance of assets classified “Substandard” and “Doubtful” in the Report in accordance with the following schedule. For purposes of this paragraph, “number of days” means number of days from the effective date of this ORDER.

(i)	Within 180 days, a reduction of fifteen percent (15%) in the balance of assets classified “Substandard” or “Doubtful.”

(ii)	Within 360 days, a reduction of thirty-five percent (35%) in the balance of assets classified “Substandard” or “Doubtful.”

(iii)	Within 540 days, a reduction of sixty percent (60%) in the balance of assets classified “Substandard” or “Doubtful.”

(iv)	Within 720 days, a reduction of seventy-five percent (75%) in the balance of assets classified “Substandard” or “Doubtful.”

(d) The requirements of this paragraph do not represent standards for future operations of the Bank. Following compliance with the above reduction schedule, the Bank shall continue to reduce the total volume of adversely classified assets.

(e) Within 60 days from the effective date of this ORDER, the Bank shall submit the written reduction plan to the Supervisory Authorities for review and comment. Within 30 days from receipt of any comment from the Supervisory Authorities, and after due consideration of any recommended changes, the Bank shall approve the plan, which approval shall be recorded in the minutes of the meeting of the Board. Thereafter, the Bank shall implement and fully comply with the plan. Such plans shall be monitored and progress reports thereon shall be submitted to the Supervisory Authorities at 90-day intervals concurrently with the other reporting requirements set forth in this ORDER.

ALLOWANCE FOR LOAN AND LEASE LOSSES

6.(a) Immediately upon the entry of this ORDER, the Board shall make a provision to replenish the ALLL which is underfunded as set forth in the Report.

(b) Within 60 days from the effective date of this ORDER, the Board shall review the ALLL and establish a comprehensive policy for determining the adequacy of the Allowance. For the purpose of this determination, the adequacy of the ALLL shall be determined after the charge-off of all loans or other items classified “Loss”. The policy shall provide for a review of the ALLL at least once each calendar quarter. Said review shall be completed in time to properly report the ALLL in the quarterly Reports of Condition and of Income. The review shall focus on the results of the Bank’s internal loan review, loan and lease loss experience, trends of delinquent and non-accrual loans, an estimate of potential loss exposure of significant credits, concentrations of credit, and present and prospective economic conditions. A deficiency in the ALLL shall be remedied in the calendar quarter it is discovered, prior to submitting the Reports of Condition and Income, by a charge to current operating earnings. The minutes of the Board meeting at which such review is undertaken shall indicate the results of the review. The Bank’s policy for determining the adequacy of the ALLL and its implementation shall be satisfactory to the Supervisory Authorities.

SPECIAL MENTION

7. Within 90 days from the effective date of this ORDER, the Bank shall correct the cited deficiencies in the loans listed for “Special Mention” in the Report.

REDUCTION OF CONCENTRATIONS OF CREDIT

8. Within 30 days from the effective date of this ORDER, the Bank shall perform a risk segmentation analysis with respect to the Concentrations of Credit listed on the Concentration page of the Report. Concentrations should be identified by product type, geographic distribution, underlying collateral or other asset groups, which are considered economically related and in the aggregate represent a large portion of the Bank’s Tier 1 capital. The Bank shall provide a copy of this analysis to the Supervisory Authorities. The Bank shall develop a plan to reduce any segment of the portfolio which the Supervisory Authorities deem to be an undue concentration of credit in relation to the Bank’s Tier 1 capital. The plan and its implementation shall be in a form and manner acceptable to the Supervisory Authorities.

CHARGE-OFF

9.(a) Within 30 days from the effective date of this ORDER, the Bank shall eliminate from its books, by charge-off or collection, all assets or portions of assets classified “Loss” and 50 percent of those assets classified “Doubtful” in the Report that have not been previously collected or charged-off. If an asset classified “Doubtful” is a loan or lease, the Bank may, in the alternative, increase its ALLL by an amount equal to 50 percent of the loan or lease classified “Doubtful”. Elimination of any of these assets through proceeds of other loans made by the Bank is not considered collection for purposes of this paragraph.

(b) Additionally, while this ORDER remains in effect, the Bank shall, within 30 days from the receipt of any official Report of Examination of the Bank from the FDIC or the Commissioner, eliminate from its books, by collection, charge-off, or other proper entries, the remaining balance of any asset classified “Loss” and 50 percent of the those classified “Doubtful” unless otherwise approved in writing by the Supervisory Authorities.

NO ADDITIONAL CREDIT

10.(a) As of the effective date of this ORDER, the Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower who has a loan or other extension of credit from the Bank that has been charged off or classified, in whole or in part, “Loss” or “Doubtful” and is uncollected. The requirements of this paragraph shall not prohibit the Bank from renewing (after collection in cash of interest due from the borrower) any credit already extended to any borrower.

(b) Additionally, during the life of this ORDER, the Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower who has a loan or other extension of credit from the Bank that has been classified, in whole or part, “Substandard” or is listed for “Special Mention” and is uncollected.

(c) Paragraph 10(b) shall not apply if the Bank’s failure to extend further credit to a particular borrower would be detrimental to the best interests of the Bank. Prior to the extending of any additional credit pursuant to this paragraph, either in the form of a renewal, extension, or further advance of funds, such additional credit shall be approved by a majority of the Board or a designated committee thereof, who shall certify in writing:

(i)	Why the failure of the Bank to extend such credit would be detrimental to the best interests of the Bank;

(ii)	That the Bank’s position would be improved thereby; and

(iii)	How the Bank’s position would be improved.

(d) The signed certification shall be made a part of the minutes of the Board or its designated committee and a copy of the signed certification shall be retained in the borrower’s credit file.

LENDING AND COLLECTION POLICIES

11. Within 90 days from the effective date of this ORDER, the Bank shall ensure the full implementation of its written lending and collection policy to provide effective guidance and control over the Bank’s lending function, which implementation shall include the resolution of those exceptions enumerated in the Report. In addition, the Bank shall obtain adequate and current documentation for all loans in the Bank’s loan portfolio. Such policy and its implementation shall be in a form and manner acceptable to the Supervisory Authorities.

INTERNAL LOAN REVIEW

12. Within 90 days from the effective date of this ORDER, the Bank shall adopt an effective internal loan review and grading system to provide for the periodic review of the Bank’s loan portfolio in order to identify and categorize the Bank’s loans, and other extensions of credit which are carried on the Bank’s books as loans, on the basis of credit quality. Such system and its implementation shall be satisfactory to the Supervisory

Authorities as determined at their initial review and at subsequent examinations and/or visitations. At a minimum, the grading system shall provide for the following:

(a) Specification of standards and criteria for assessing the credit quality of the Bank’s loans;

(b) Application of loan grading standards and criteria to the Bank’s loan portfolio;

(c) Categorization of the Bank’s loans into groupings based on the varying degrees of credit and other risks that may be presented under the applicable grading standards and criteria, but in no case, will a loan be assigned a rating higher than that assigned by examiners at the last examination of the Bank without prior written notification to the Supervisory Authorities;

(d) Assessment of the likelihood that each loan exhibiting credit and other risks will not be repaid according to its terms and conditions;

(e) Identification of any loan that is not in conformance with the Bank’s loan policy;

(f) Identification of any loan which presents any unsafe or unsound banking practice or condition or is otherwise in violation of any applicable State or Federal law, regulation, or statement of policy;

(g) Requirement of a written report to be made to the Board and Audit Committee, not less than quarterly after the effective date of this ORDER. The report shall identify the status of those loans that exhibit credit and other risks under the applicable grading standards/criteria and the prospects for full collection and/or strengthening of the quality of any such loans; and

(h) Specific policies governing Bank charge-offs of loans and underlying collateral taken to repay loans.

WRITTEN STRATEGIC PLAN

13. Within 90 days from the effective date of this ORDER, the Bank shall prepare and submit to the Supervisory Authorities its written strategic plan consisting of long-term goals designed to improve the condition of the Bank and its viability and strategies for achieving those goals. The plan shall be in a form and manner acceptable to the Supervisory Authorities, but at a minimum shall cover three years and provide specific objectives for asset growth, market focus, earnings projections, capital needs, and liquidity position.

PLAN TO IMPROVE EARNINGS/BUDGET

14.(a) Within 90 days from the effective date of this ORDER, the Bank shall formulate and fully implement a written plan and a comprehensive budget for all categories of income and expense for the calendar year ending 2010. The plan and budget shall include formal goals and strategies, consistent with sound banking practices and taking into account the Bank’s other written policies, to improve the Bank’s net interest margin, increase interest income, reduce discretionary expenses, and improve and sustain earnings of the Bank. The plan shall include a description of the operating assumptions that form the basis for and adequately support major projected income and expense components. Thereafter, the Bank shall formulate such a plan and budget by November 30 preceding each subsequent budget year.

(b) The plan and budget and any subsequent modification thereto shall be submitted to the Supervisory Authorities for review and comment. Within 30 days after the receipt of any comment from the Supervisory Authorities, the Board shall approve the plan and budget or subsequent modification thereto, which approval shall be recorded in the minutes of the meeting of the Board.

(c) Following the end of each calendar quarter, the Board shall evaluate the Bank’s actual performance in relation to the plan and budget and shall record the results of the evaluation, and any actions taken by the Bank, in the minutes of the Board meeting at which such evaluation is undertaken.

POLICY FOR INTERNAL ROUTINE AND CONTROL

15. Within 90 days from the effective date of this ORDER, the Bank shall adopt and implement a policy for the operation of the Bank in such a manner as to provide adequate internal routine and controls within the Bank consistent with safe and sound banking practices. Such policy and its implementation shall, at a minimum, eliminate and/or correct all internal routine and control deficiencies as more fully set forth in the Report and shall be satisfactory to the Supervisory Authorities.

AUDITS

16. Within 90 days from the effective date of this ORDER, the Bank shall adopt and implement a comprehensive written audit program. A copy of the audit program shall be submitted to the Supervisory Authorities upon its completion for review and comment. Within 30 days from the receipt of any comments from the Supervisory Authorities, the Bank shall incorporate those recommended changes. The Bank shall thereafter implement and enforce an effective system of internal and external audits. The internal auditor shall make written monthly reports of audit findings directly to the Board. The minutes of the meetings of the Board shall reflect consideration of these reports and describe any action taken as a result thereof.

OTHER REAL ESTATE

17. Within 90 days from the effective date of this ORDER, the Board shall develop a written policy for managing the Other Real Estate of the Bank. The Bank shall submit the policy to the Supervisory Authorities for review and comment. Within 30 days from receipt of any comment from the Supervisory Authorities, and after due consideration of any recommended changes, the Bank shall approve the policy, which approval shall be recorded in the minutes of the Board meeting. Thereafter, the Bank shall implement and fully comply with the policy.

BROKERED DEPOSITS

18.(a) Throughout the effective life of this ORDER, the Bank shall not accept, renew, rollover any brokered deposit, as defined by 12 C.F.R. § 337.6(a)(2), unless it is in compliance with the requirements of 12 C.F.R. § 337.6(b), governing solicitation and acceptance of brokered deposits by insured depository institutions.

(b) The Bank shall comply with the restrictions on the effective yields on deposits as described in 12 C.F.R. § 337.6.

RESTRICTIONS ON CERTAIN PAYMENTS

19.(a) While this ORDER is in effect, the Bank shall not declare or pay dividends or bonuses without the prior written approval of the Supervisory Authorities. All requests for prior approval shall be received at least 30 days prior to the proposed dividend declaration date (at least 5 days with respect to any request filed within the first 30 days after the date of this ORDER) and shall contain, but not be limited to, an analysis of the impact such dividend or bonus payment would have on the Bank’s capital, income, and/or liquidity positions.

(b) During the term of this ORDER, the Bank shall not make any distributions of interest, principal or other sums on subordinated debentures, if any, without the prior written approval of the Supervisory Authorities.

CONFLICTS OF INTEREST

20. Within 30 days from the effective date of this ORDER, the Bank shall develop, adopt, and implement written policies and procedures designed to bring to the attention of each member of the Board conflicts of interest which may exist in approving loans or other transactions in which officers, directors or principal shareholders of the Bank (“Insiders”) are involved. Such policies and procedures shall, at a minimum, ensure that each member of the Board has been apprised of any potential conflict prior to making a decision, or acting specifically on any loan or other transaction in which Insiders and/or their business associates are, directly or indirectly, involved. The results of any deliberations by the Board regarding potential conflicts shall be reflected in the minutes of its meetings.

VIOLATIONS OF LAW AND REGULATION

21. Within 60 days from the effective date of this ORDER, the Bank shall eliminate and/or correct all violations of law and regulation as well as all contraventions of statements of policy that are contained in the Report. In addition, the Bank shall take all necessary steps to ensure future compliance with all applicable laws, regulations, and statements of policy.

ASSET GROWTH LIMITATIONS

22. During the life of this ORDER, the Bank shall limit asset growth to no more than ten percent (10%) per annum and in no event shall asset growth result in noncompliance with the capital maintenance provisions of this ORDER without receiving prior written approval of the Supervisory Authorities.

PROGRESS REPORTS

23. Within 30 days from the end of the first quarter following the effective date of this ORDER, and within 30 days of the end of each quarter thereafter, the Bank shall furnish written progress reports to the Supervisory Authorities detailing the form and manner of any actions taken to secure compliance with this ORDER and the results thereof. Such reports shall include a copy of the Bank’s Reports of Condition and of Income. Such reports may be discontinued when the corrections required by this ORDER have been accomplished and the Supervisory Authorities have released the Bank in writing from making further reports. All progress reports and other written responses to this ORDER shall be reviewed by the Board and made a part of the minutes of the appropriate Board meeting.

DISCLOSURE

24. Following the issuance of this ORDER, the Bank shall provide to its shareholders or otherwise furnish a description of this ORDER in conjunction with the Bank’s next shareholder communication or in conjunction with its notice or proxy statement preceding the Bank’s next shareholder meeting. The description shall fully describe the ORDER in all material respects. The description and any accompanying communication, statement, or notice shall be sent to the FDIC, Division of Supervision and Consumer Protection, Accounting and Securities Disclosure Section, 550 17th Street, N.W., Room F-6066, Washington, D.C. 20429 and to the North Carolina Office of the Commissioner of Banks, 4309 Mail Service Center, Raleigh, North Carolina 27699-4309, to review at least twenty (20) days prior to dissemination to shareholders. The Bank shall make any changes required by the Supervisory Authorities prior to dissemination of the description, communication, notice, or statement.

The provisions of this ORDER shall not bar, estop, or otherwise prevent the FDIC, the Commissioner, or any other federal or state agency or department from taking any other action against the Bank or any of the Bank’s current or former institution-affiliated parties.

This ORDER shall be effective on the date of issuance.

The provisions of this ORDER shall be binding upon the Bank, its institution-affiliated parties, and any successors and assigns thereof.

The provisions of this ORDER shall remain effective and enforceable except to the extent that and until such time as any provision has been modified, terminated, suspended, or set aside in writing.

Issued Pursuant to Delegated Authority.

Dated this      day of February, 2010.

Doreen R. Eberley
Acting Regional Director
Atlanta Region
Federal Deposit Insurance Corporation

The North Carolina Commissioner of Banks having duly approved the foregoing ORDER, and the Bank, through its Board, agree that the issuance of the said ORDER by the Federal Deposit Insurance Corporation shall be binding as between the Bank and the Commissioner to the same degree and legal effort that such ORDER would be binding on the Bank if the Commissioner had issued a separate ORDER that included and incorporated all of the provisions of the foregoing ORDER pursuant to the provisions of N.C. Stat. § 53-107.1(2005).

Dated this      day of             , 2010.

Joseph A. Smith, Jr.
Commissioner of Banks
State of North Carolina

20